Exhibit (g)(28)
November 7, 2011
State Street Bank and Trust Company
Global Investor Services Group
2 Avenue de Lafayette LCC2S
Boston, Massachusetts 02111
To Whom It May Concern:
Please be advised that Janus Investment Fund (the “Trust”) has established INTECH Global Dividend Fund and Perkins Select Value Fund, each as a new series of the Trust, effective on or about December 15, 2011. Pursuant to the existing Amended and Restated Custodian Contract between the Trust and State Street Bank and Trust Company (“State Street”), the Trust requests confirmation that State Street will act as custodian for these new series under the terms of the contract.
Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one copy to the Trust and retaining one copy for your records.
JANUS INVESTMENT FUND

By:	/s/ Stephanie Grauerholz-Lofton Stephanie Grauerholz-Lofton,
Vice President and Secretary
STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers Michael F. Rogers
Executive Vice President
Agreed to this 15th day of December, 2011